Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul B. Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces a 38% Increase in First Quarter Earnings

Annapolis, MD (May 13, 2019) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Bank, today announced net income of $2.6 million for the three months ending March 31, 2019 versus $1.9 million for the same quarter in 2018, which is a 38% increase in earnings. On a diluted per share basis, earnings were $0.20 versus $0.15 for the quarters ended March 31, 2019 and 2018, respectively.

“Earnings look great for this quarter again,” stated Alan J. Hyatt, President and Chief Executive Officer.  Mr. Hyatt continued, “We are pleased with the upward trend in earnings. We have launched an exciting new retail deposit product offering, Kasasa rewards checking and are having success building on relationships with local businesses and business owners. Our community continues to see us as a partner in their success and calls on us for all of their banking needs.”

Net interest income increased 16% during the first quarter of 2019. Net interest income was $8.1 million during the first quarter of 2019 versus $7.0 million during the first quarter of 2018.

Noninterest income increased 26% during the quarter ended March 31, 2019. Noninterest income was $2.3 million for the three months ended March 31, 2019, up from $1.8 million as of March 31, 2018. Growth in mortgage banking revenue, real estate commissions, and deposit fees contributed to the increase.

Noninterest expenses were $6.8 million for the three months ended March 31, 2019 versus $6.1 million for the same period in 2018. The increase is due to several factors, including: higher occupancy costs as a result of the addition of a Wayson’s Corner Branch in the second quarter of 2018; additional staffing due to the added Wayson’s Corner Branch and the addition of a Frederick mortgage production office in the second quarter of 2018; along with higher commissions paid to mortgage loan officers and real estate brokers as a result of increased production in 2019.

Asset quality remains strong with total non-accrual loans to total loans at 0.6% compared to 0.7% as of December 31, 2018. Total non-performing assets to total assets held steady at 0.6% as of March 31, 2019 compared to 0.6% as of December 31, 2018.

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of $885 million and six branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Severn Bancorp, Inc.
Consolidated Income Statement
(dollars in thousands, except per share data)
(Unaudited)

Quarter-to-Date income statement results:	Three Months Ended March 31, 2019
	2019	2018	$ Change	% Change

Interest Income

Interest on loans	$9,167	$8,371	$796	10%
Interest on securities	259	320	(61)	-19%
Other interest income	1,117	186	931	501%

Total interest income	10,543	8,877	1,666	19%

Interest Expense

Interest on deposits	1,869	1,133	736	65%
Interest on long term borrowings	589	760	(171)	-23%

Total interest expense	2,458	1,893	565	30%

Net interest income	8,085	6,984	1,101	16%

Provision for (reversal of) loan losses	0	0	-	0%

Net interest income after provision for (reversal of) loan losses	8,085	6,984	1,101	16%

Noninterest Income

Mortgage-banking revenue	720	595	125	21%
Real Estate Commissions	482	385	97	25%
Real Estate Management Income	164	183	(19)	-11%
Other noninterest income	894	630	264	42%

Total noninterest income	2,260	1,793	467	26%

Net interest income plus noninterest income after provision for (reversal of) loan losses	10,345	8,777	1,568	18%

Noninterest Expense

Compensation and related expenses	4,525	4,278	247	6%
Net Occupancy & Depreciation	415	344	71	21%
Net Costs of Foreclosed Real Estate	125	32	93	291%
Other	1,685	1,493	192	13%

Total noninterest expense	6,750	6,147	603	10%

Income before income tax provision	3,595	2,630	965	37%

Income tax provision	986	745	241	32%

Net income	$2,609	$1,885	$724	38%
Net income available to common shareholders	$2,609	$1,815	$794	44%

Severn Bancorp, Inc.
Consolidated Balance Sheet
(dollars in thousands, except per share data)
(Unaudited)

	March 31, 2019	December 31, 2018	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$3,276	$2,880	$396	14%
Federal funds and interest bearing deposits in other banks	109,825	185,460	(75,635)	-41%
Certificates of deposit held as investment	8,780	8,780	0	0%
Investment securities available for sale, at fair value	10,992	11,978	(986)	-8%
Investment securities held to maturity	35,793	38,912	(3,119)	-8%
Loans held for sale, at fair value	6,660	9,686	(3,026)	-31%
Loans receivable	674,220	682,349	(8,129)	-1%
Allowance for loan losses	(8,085)	(8,044)	(41)	1%
Accrued interest receivable	2,632	2,848	(216)	-8%
Foreclosed real estate, net	1,601	1,537	64	4%
Premises and equipment, net	22,483	22,745	(262)	-1%
Restricted stock investments	2,856	3,766	(910)	-24%
Bank owned life insurance	5,264	5,225	39	1%
Deferred income taxes, net	2,159	2,363	(204)	-9%
Prepaid expenses and other assets	6,587	3,748	2,839	76%

	$885,043	$974,233	$(89,190)	-9%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$709,873	$779,506	$(69,633)	-9%
Borrowings	48,500	73,500	(25,000)	-34%
Subordinated debentures	20,619	20,619	-	0%
Accounts payable and accrued expenses	5,223	2,155	3,068	142%

Total Liabilities	784,215	875,780	(91,565)	-10%

Common stock	128	128	-	0%
Additional paid-in capital	65,662	65,538	124	0%
Retained earnings	35,087	32,860	2,227	7%
Accumulated comprehensive income (loss)	(49)	(73)	24	-33%

Total Stockholders' Equity	100,828	98,453	2,375	2%

	$885,043	$974,233	$(89,190)	-9%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2019
	2019	2018
Per Share Data:
Basic earnings per share	$0.20	$0.15
Diluted earnings per share	$0.20	$0.15
Average basic shares outstanding	12,773,259	12,241,554
Average diluted shares outstanding	12,857,643	12,334,637
Tangible Book Value Per Share	$7.81	$7.46

Performance Ratios:
Return on average assets	1.14%	0.94%
Return on average equity	10.47%	8.11%
Net interest margin	3.65%	3.66%
Efficiency ratio*	64.04%	69.67%

	March 31, 2019	December 31, 2018
Asset Quality Data:
Non-accrual loans	$3,795	$4,656
Foreclosed real estate	1,601	1,537
Total non-performing assets	5,396	6,193
Total non-accrual loans to total loans	0.6%	0.7%
Total non-accrual loans to total assets	0.4%	0.5%
Allowance for loan losses	8,085	8,044
Allowance for loan losses to total loans	1.2%	1.2%
Allowance for loan losses to total non-accrual loans	213.0%	172.8%
Total non-performing assets to total assets	0.6%	0.6%
Non-accrual troubled debt restructurings (included above)	443	446
Performing troubled debt restructurings	10,618	10,698
Loan to deposit ratio	95.0%	87.5%

*	This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income